Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G, Fixed Rate-Floating Rate Notes	$350,000,000	$10,745

(1)

The filing fee of $10,745 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $10,745 is offset against the registration fee due for this offering and of which $904,202.26 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 5 dated June 13, 2007

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Fixed Rate-Floating Rate Notes

Aggregate Principal Amount Offered:	$350,000,000

The notes will be a further issuance of, and form a single tranche with, the $1,850,000,000 aggregate principal amount of Fixed Rate-Floating Rate Notes and have the same terms as the other Fixed Rate-Floating Rate Notes of this tranche to be issued by Wells Fargo & Company on June 19, 2007 pursuant to Pricing Supplement No. 4 which, together with the Prospectus Supplement dated January 25, 2007 and the Prospectus dated June 19, 2006, was filed with the Securities and Exchange Commission on June 12, 2007. The notes will have the same CUSIP number as those other Fixed Rate-Floating Rate Notes, will trade interchangeably with those other Fixed Rate-Floating Rate Notes immediately upon settlement and will increase the aggregate principal of the tranche of the Fixed Rate-Floating Rate Notes to $2,200,000,000.

Trade Date:	June 13, 2007

Original Issue Date (T+4):	June 19, 2007

Stated Maturity Date:	June 18, 2010

Price to Public (Issue Price):	100%, plus accrued interest, if any, from June 19, 2007

Agent Discount (Gross Spread):	0.09%

All-in Price (Net of Agent Discount):	99.91%

Net Proceeds:	$349,685,000

Interest Rate:	The notes will bear interest at a fixed rate from June 19, 2007 to, but excluding, June 19, 2008 and at a floating rate thereafter.

Fixed Rate Terms

Fixed Rate Period:	June 19, 2007 to, but excluding, June 19, 2008

Interest Rate:	5.506%

Interest Payment Date:	June 19, 2008

Floating Rate Terms

Floating Rate Period:	June 19, 2008 to, but excluding, maturity

Benchmark:	Three-month LIBOR (Reuters Page LIBOR01)

Spread to Benchmark:	+2 basis points

Base Rate:	LIBOR Reuters

Designated LIBOR Page:	Page LIBOR01 as displayed on the Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Spread:	+2 basis points

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each March 19, June 19, September 19 and December 19, commencing June 19, 2008

Interest Payment Dates:	Each March 19, June 19, September 19 and December 19, commencing September 19, 2008, and at maturity

Initial Interest Rate:	Three-month LIBOR Reuters plus 0.02%, determined two London banking days prior to June 19, 2008

Certain U.S. Federal
Income Tax Consequences:	Pursuant to the U.S. Treasury regulations, the issuance of the notes will be treated as a “qualified reopening” of the Fixed Rate-Floating Rate Notes with an original issuance date of June 19, 2007 (the “Original Notes”). Therefore, for purposes of the rules governing original issue discount, the notes will have the same issue date, issue price and adjusted issue price as the Original Notes. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Original Issue Discount” in the prospectus referred to above.

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter; each owner of a beneficial interest in a note will be required to hold such beneficial interest in a minimum principal amount of $1,000

Listing:	None

Agent:	Morgan Stanley & Co. Incorporated

Plan of Distribution:	On June 13, 2007, Wells Fargo & Company agreed to sell to the Agent, and the Agent agreed to purchase, the notes at a purchase price of 99.91% The purchase price equals the issue price of 100% less an underwriting discount of 0.09% of the principal amount of the notes.

The notes are not being offered or sold in any member state of the European Economic Area.

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